POOL CORPORATION ANNOUNCES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (March 1, 2018) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) declared a quarterly cash dividend of $0.37 per share. The dividend will be payable on March 29, 2018 to holders of record on March 16, 2018.

In addition, the Board recognized two long-term, significant contributors to the leadership at POOLCORP by naming them vice presidents.  Jennifer M. Neil has served as General Counsel and Chief Legal Officer at POOLCORP since 2003 and over time, has taken on additional responsibilities as Corporate Secretary and as leader for the safety, compliance and real estate functions.  Donna K. Williams is the Chief Marketing Officer at POOLCORP and since joining the Company in 2007, has been instrumental in developing its building materials and commercial businesses in addition to managing the Company’s marketing and product management functions.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 351 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com